EXHIBIT 5.1

                                              RICHARDSON & PATEL LLP


January 17, 2008
VIA ELECTRONIC TRANSMISSION
U.S. Securities and Exchange Commission 100 F Street, N.E.
Washington, DC 20549


Re: Document Capture Technologies, Inc., Registration Statement on Form SB-2


Ladies and Gentlemen:

We refer to the registration statement on Form SB-2 (the "Registration Statement") filed by Document Capture Technologies, Inc., a Delaware corporation (the "Company") registering for resale by selling stockholders up to 650,000 shares of the Company's common stock under the Securities Act of 1933, as amended (the "Act") with the Securities and Exchange Commission.

We have examined the originals, photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the Company and public officials, and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such latter documents.

Based on our examination mentioned above, we are of the opinion that the securities being sold pursuant to the Registration Statement are duly authorized and will be, when issued in the manner described in the Registration Statement, legally and validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under "Legal Matters" and "Interest of Name Experts and Counsel" in the related prospectus. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission.


Very truly yours,

/s/ Richardson & Patel LLP
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Richardson & Patel LLP